Exhibit 10.4

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the "Agreement") is made as of May l, 2007 by and between BUZZ KILL, INC., a New York corporation (the "Producer") and EASTERN RESOURCES, INC., a Delaware corporation ("Financier").

WHEREAS, Financier desires to provide funding to the Producer in the amount of Eight Hundred Thousand Dollars ($800,000) for the production (principal photography only) and exploitation of a motion picture currently entitled "Buzz Kill" (the "Picture") based upon the literary work entitled "Buzz Kill" written by Steven Kampmann and Matt Smollon (the "Property");

WHEREAS, the Producer and Financier desire to establish the terms and conditions as between themselves and as to their relationship with regard to the production and exploitation of the Picture; and

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

l.           Financier Contribution. Financier shall provide Producer with the amount of Eight Hundred Thousand Dollars ($800,000) or as otherwise agreed to in writing by the parties (the "Financing"). Payment shall be made in accordance with the Schedule of Cash Flow attached hereto as Exhibit "A" from Gottbetter Capital’s escrow account. Producer hereby acknowledges the receipt of Twenty Five Thousand Dollars ($25,000) of the Financing.

2.           Budget. Producer warrants and represents that the current budget for the Picture is as set forth in the budget attached hereto as Exhibit "B" (the "Budget") and made a part hereof and that notwithstanding any other provision hereof or in any other agreement, the negative cost of the Picture, including all Picture related expenditures of any kind whatsoever, shall not exceed One Million One Hundred Thousand Dollars ($1,100,000) without the prior written consent of Financier. All monies received by the Producer shall be expended in accordance with the Budget subject only to reasonable variations necessitated by the exigencies of production and consistent with weekly progress reports that Producer shall provide to Financier.

3.           Recoupment. Financier is hereby granted a "first priority" right of recoupment in an amount equal to the sum of the Financing; provided, however, if Producer provides any financing for Picture, Financier’s Financing shall be subordinate to such sums raised by Producer. All payments to Financier by Producer shall be defined, paid and accounted for in accordance with the Definition and Application of Proceeds a copy of which is attached hereto as Exhibit "C" and made a part hereof. For purposes of clarity, the distribution of any monies received from the exploitation of the Picture shall be as follows: (a) for any financing debt incurred by Producer and approved by Financier, not to exceed Three Hundred Thousand Dollars ($300,000) (Financier hereby acknowledges that its shareholders approve a One Hundred Thousand Dollars ($100,000) loan from Producer for the Picture) plus twenty percent (20%); (b) next any equity debt incurred by Financier to be returned via divided plus twenty percent (20%) (which Producer shall pay to Financier the amount of Eight Hundred Thousand Dollars ($800,000) plus twenty percent (20%) out of such monies received by Producer in order to satisfy the recoupment of Financier’s equity debt); (c) next any other third party subordinate debt; and (d) any Net Proceeds of the Picture to paid in accordance with Paragraph 4 and Exhibit "C".

4.           Financier Net Proceeds Participation. In addition, Producer hereby grants to Financier a fifty percent (50%) of the Net Proceeds of the Picture, to be defined, paid and accounted for in accordance with Exhibit "C". Notwithstanding the foregoing, in the event the Financing does not equal the final, actualized budget for the Picture, Financier’s percentage shall be calculated as the amount equal to fifty percent of the fraction with a numerator equal to the amount of the Financing and a denominator equal to the amount of the final, actualized budget. For purposes of illustration only, if the Budget is One Million One Hundred Thousand Dollars ($1,100,000) and Financier’s contribution is Eight Hundred Thousand Dollars ($800,000)  times fifty percent (50%) then the final percentage is thirty six percent (36%).

5.           Credit. Financier or its designee(s) shall receive:

(a) a single, exclusive "in association with" company credit which shall substantially conform to the following:

"In Association with Gottbeter Capital"

Such credit shall appear in the main titles of all positive prints of the Picture, on a separate card immediately following the presentation credit given [Hanna/Hundley Designee] and shall appear in all paid advertising for the Picture where credit is given to [Hanna/HundleyDesignee], subject to customary exclusions.

(b) exclusive Executive Producer credit which shall substantially conform to the following: "Executive Producer: Adam Gottbetter"

Such credit shall appear on a single card, in the main titles of all positive prints of the Picture and shall appear in all paid advertising for the Picture where credit is given to the producers, subject to customary exclusions and shall be subject to dilution by additional third party financiers, if any, subject to the written consent of the Financier, such consent not to be unreasonably withheld. Such Executive Producer credit shall only be diluted with Financier’s prior written approval.

Except as provided herein, all aspects of the above credits to be accorded Financier shall be in the Producer’s sole discretion. The Producer shall contractually obligate all third parties to meet the foregoing credit requirements. No casual or inadvertent failure of the Producer to comply with the provisions of this Agreement regarding credit, and no failure of any third party to comply with such obligations, shall constitute a breach of this Agreement by the Producer. Upon receipt of written notice from the Financier of any failure by the Producer to comply with any applicable credit provisions, the Producer shall use reasonable efforts to cure prospectively or to cause a prospective cure of any such failure. In no event shall the Producer be liable or responsible for any acts or omissions with respect to credits by any independent exhibitor, non-subsidiary distributor or sub-distributor, newspaper, magazine, television station, record company or any other independent person, firm or entity, provided, however, that upon receipt of written notice from the Financier, the Producer shall use reasonable efforts to cause any of the foregoing to cure prospectively any such failure to comply.

6.           Representations and Warranties. The Producer, its principals, officers, employees and agents warrant and represent that:

(a) they have or shall validly acquire(d) all necessary underlying rights in any and all literary and/or intellectual property required for the production and exploitation of the Picture, including, without limitation, the exclusive motion picture rights to the Property;

(b) they have no knowledge of any contingent liabilities which could restrict the sale or distribution of the Picture or any ancillary, allied or subsidiary rights of the Picture;

(c) they are fully authorized to enter into and fully perform hereunder and that this Agreement does not and shall not violate any other agreement or the rights of any third party;

(d) no third party has received nor shall receive more favorable terms for providing financing for the Picture than Financier without Financier’s prior written approval, such approval not to be unreasonably withheld; and

(e) Producer indemnifies and holds Financier harmless against any and all claims, losses, awards, actions, judgments, costs or expenses (including without limitation, reasonable outside attorney’s fees and costs) related to any breach of its representations, warranties or agreements hereunder.

7.           Insurance. Producer shall secure (or shall cause the distributor of the Picture to secure) general liability and errors and omissions insurance for the Picture and shall list Financier as additional insured parties under such insurance policies. Investor shall receive certificates of insurance so providing upon execution hereof (or promptly following issuance of the errors and omissions policy, if not currently in place).

8.           Right of Inspection/Financial Statements. At all times from the inception of any transactions related to the Picture, the Producer represents that it will keep full and faithful copies of all such documents related to the Picture and books of account in which shall be entered fully and accurately each transaction of the Producer and the production of the Picture. Provided Financier provides the Producer with reasonable notice, all of said documents and books shall be open to the inspection and examination of Financier during normal business hours.

9.           Entire Agreement; Modification. This instrument and the Development Financing Agreement dated as of February 21, 2007, constitute the entire agreement between the Producer and Financier. It may not be modified except in a writing signed by both parties.

10.           Assignment. Neither party may assign this Agreement or the rights and obligations contemplated hereunder without the other's written consent.

11.           Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

l2.           Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the day and  year first above written.

EASTERN RESOURCES, INC.:

By:	/s/ Thomas Hanna
Its:	President

BUZZ KILL, INC.:

By:	/s/ Thomas Hanna
An Authorized Signatory

EXHIBIT "C"

Definition and Application of Proceeds

This Exhibit "C" is attached to and made part of that certain agreement, dated as of May 1, 2007 by and between Buzz Kill, Inc. a New York corporation (therein and herein referred to as "Producer" or "Company") and Eastern Resources, Inc. (therein and herein referred to as "Financier" or "Participant").

A. Gross Proceeds: As used herein, the term "Gross Proceeds" shall be defined as all gross monies actually received by Company from the licensing, distribution and other exploitation of any and all rights of every kind, nature and description (whether now known or yet to be devised) in and to the feature length motion picture currently entitled "Buzz Kill" (the "Picture") in any and all media throughout the universe.

B. Deductions From Gross Proceeds: There shall be deducted from Gross Proceeds the aggregate of the following, which shall be deducted on a continuing basis and shall be deemed recouped by Company in the order listed:

(1) Distribution Expenses: All costs and expenses incurred in connection with the distribution, exploitation and turning to account of the Picture of whatever kind or nature or which are customarily treated as distribution expenses in the motion picture industry, to the extent that the same are neither included in the cost of production of the Picture or paid by any distributor or licensee appointed by Company. If Company reasonably anticipates that such distribution expenses will be incurred in the future, Company may, for a reasonable time, set up appropriate reserves therefore. Such distribution expenses shall include, without limitation: (a) all costs in preparing and delivering the Picture for distribution; (b) any and all costs and expenses in connection with changing the title of the Picture, re-cutting, re-editing or shortening or lengthening the Picture for release in any territory or for exhibition on television or other media or in order to conform to the requirements of censorship authorities; (c) all sums paid or accrued on account of sales, use, receipts, income, excise, remittance or other taxes (however denominated) to any governmental authority assessed upon the negatives, duplicate negatives, prints or sound records of the Picture or upon the use or distribution of the Picture or upon the revenues derived therefrom or any part thereof or upon the remittance of such revenues or any part thereof, (provided that no event shall Company's own United States Federal or State income taxes and franchise taxes based on Company's net income or income taxes payable to any country or territory by Company based on the net earnings of Company in such country or territory be deductible hereunder); (d) any and all sums paid or accrued on account of duties, customs, and imposts, costs of acquiring permits and any similar authority to secure the entrance, licensing, exhibition, performances use or televising of the Picture in any country or part thereof; (e) expenses of transmitting to the United States any funds accruing to Company from the Picture in foreign countries; (f) all costs and expenses, including reasonable attorneys' fees, loss, damage or liability suffered or incurred by Company in connection with; any action taken by Company (whether by litigation or otherwise) in copyrighting, protecting and enforcing the copyright of or other rights and sources of revenue to be derived from, the Picture; (g) the collection of any and all sums due to Company from any distributor or licensee appointed by Company in connection with the Picture; (h) preventing and/or recovering damages for unauthorized exhibition or distribution of the Picture or any impairment of, incumbrance on or infringement upon the rights of Company in and to the Picture; (i) auditing of books and records of any distributor or licensee appointed by Company and other accounting costs associated with the distribution of the Picture; (j) all amounts paid or payable to or for the benefit of actors, writers, composers, directors or others, pursuant to applicable collective bargain agreements and/or any law or governmental regulation or decree now or hereafter in force by reason of and/or as a condition or consideration for any, exhibition, use, reuse, rerun, performance, sale, license and/or distribution of the Picture and/or copies of all or any part thereof on television, supplemental markets or otherwise (herein "Residuals"), together with all taxes, pension fund contributions' and other costs payable in respect of such Residuals and in respect of percentage participations in the Picture, provided that if any net proceeds Participant under this Agreement or a principal stockholder of any Participant or their respective heirs, executors, administrators, successors or assigns, are entitled either directly or by way of participation in any pension fund to any such Residuals, the amount pay-able on account thereof shall be treated as an advance against the participant's net proceeds participation hereunder; (k) the cost of all insurance (to the extent the same is not included in the cost of production of the Picture) covering or relating to the Picture including, but not limited to, errors and omissions insurance.

(2) Production Deferments: Any amount not paid in connection with the cost of production of the Picture and payable after deduction of those expenses listed in, Section I above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, as a fixed sum the payment of which, vests upon the expiration of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "C".

(3) Recoupment of Financing/Cost of Production and Premium: To Producer for any financing debt incurred by Producer and approved by Financier, not to exceed Three Hundred Thousand Dollars ($300,000) (Financier hereby pre-approves a One Hundred Thousand Dollars ($100,000) loan from Producer for the Picture) plus twenty percent (20%); (b) next any equity debt incurred by Financier to be returned via divided plus twenty percent (20%); (c) next any other third party subordinate debt for all costs of production and other related costs with respect to Picture ("Production Cost").

(4) Other Deferments: Any amount not included in the cost of production of the Picture and payable after deduction of those expenses listed in Sections 1, 2 and 3 above, to any party providing rights, materials, services or facilities in connection with the production of the Picture, including Participant, as a fixed sum the payment of which vests upon the expiration, of a period of time and/or the attainment of a specified level of receipts of the Picture, whether or not such deferment is defined or computed in the same manner as set forth in this Exhibit "C."

(5) Net Proceeds: All sums remaining after deduction of the foregoing shall be defined as "Net Proceeds" and applied in the manner prescribed in the Agreement to which this Exhibit "C" is attached and payable on a pro rata, pari passu basis with all other participants.

C. Accounting and Statements:

(1) Company shall maintain complete and accurate books and records of account with respect to the distribution and exploitation of the Picture. Company shall render to Participant, on a quarterly basis for the first two (2) years after initial distribution of the Picture, and on a semi-annual basis for the next two (2) years, a written statement of monies due Participant hereunder, if any (the "Participation Statement") and such Participation Statement shall be accompanied by remittance to Participant of any amounts shown to be due to Participant thereon. Thereafter, Participation Statements and payments shall be provided on an annual basis for as long as the Picture generates revenue. Any Participation Statement rendered by Company hereunder shall be deemed conclusively true and correct and binding upon Participant unless Participant-delivers to Company, in writing, specific objections setting forth specific transactions or items objected to and the basis-therefor, within a period of two (2) years from the date such Participation Statement was mailed to Participant.

(2) Participant shall have the right to examine the books and records of Company to the extent that they pertain to the Picture. Such examination shall be made during reasonable business hours and upon reasonable advance notice, at the regular place of business of Company where such books and records are maintained and shall be conducted by a Certified Public Accountant appointed by Participant. Such examination shall be made not more frequently than once in any twelve-month period and no more than once with respect to any accounting period or Participation Statement rendered hereunder.

(3) No action suit or proceeding arising out of this Agreement or concerning any Participation-Statement shall be maintained against Company unless commenced within thirty (30) months after the date such Participation Statement is mailed to Participant.

End of Exhibit "C"